PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED JULY 27, 2001


                                18,808,280 shares

                              STARBASE CORPORATION

                     Common stock, par value $0.01 per share

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         This prospectus supplement supplements our prospectus dated July 27,
2001 relating to the resale by certain selling stockholders of up to 18,808,280 shares of our common stock, par value $0.01 per share, which may be offered and sold from time to time by certain of our stockholders or by their pledges, donees, transferees or other successors in interest that receive the shares as a gift, partnership distribution or other non-sale related transfer. We will receive no part of the proceeds from any of the sales of these shares.

The "Selling Stockholders" section of the original prospectus is hereby amended and supplemented to reflect an increase in the reasonably likely maximum number of shares that may be distributed to Worldweb Investors LLC in Table II: worldweb.net Inc. Acquistion Shares of the "Selling Stockholders" section of the original prospectus. This prospectus supplement should be read in conjunction with the original prospectus, and this prospectus supplement is qualified by reference to the original prospectus except to the extent that the information supersedes the information contained in the original prospectus. Under no event will the aggregate number of shares received by all selling stockholders in Table II exceed 8,300,000.

         The date of this prospectus supplement is April 5, 2002.

                                       FILED PURSUANT TO RULE 424(b) (3) and (c)
                                                           FILE NUMBER 333-66052


                              SELLING STOCKHOLDERS

         Table II of "Selling Stockholders" in the prospectus is hereby amended and supplemented to reflect an increase in the reasonably likely maximum number of shares that selling stockholder Worldweb Investor LLC may receive as a distribution under their agreement as shown in the table below. Under no event will the aggregate number of shares received by all selling stockholders in Table II exceed 8,300,000.


         Except as set forth in this prospectus supplement with respect to the increase in the number of shares reasonably likely to be distributed to Worldweb Investor LLC, there is no change to the section entitled "Selling Stockholders" in the original prospectus. We may amend or supplement the original prospectus or the prospectus supplement from time to time to update the disclosure set forth therein and herein.


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                                Amount         Percentage
                                Beneficially   Beneficially
                                Owned Prior    Owned Prior      Amount
Name                            to Offering    to Offering      Offered
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Worldweb Investors, LLC (1)      2,000,000        2.8%        2,000,000
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(1) An internal management committee controls these shares. Each of the majority of Class A unitholders, the majority of Class B unitholders and the majority of Class C unitholders is entitled to designate one member of the management committee. The current members of the management committee are Keith Walz and Alice Rogoff-Rubenstein.